SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  November 1, 2004

Communication Intelligence Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19301	94-2790442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065

(Address of Principal Executive Offices)
(Zip Code)

(650) 802-7888

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.      Entry into a Material Definitive Agreement ; Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant;  Item 3.02  Unregistered Sales of Equity Securities

On November 1, 2004, Communication Intelligence Corporation (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of October 28, 2004. The financing, a combination of debt and equity, closed November 2, 2004. The Company raised approximately $4 million, net of commissions and legal expenses, in the financing. H.C. Wainwright & Co., Inc. (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the financing.  The Company expects to use the proceeds of the financing for additional working capital as it continues to further strengthen its leadership position.

Under the terms of the financing, the Company has issued to certain accredited investors convertible promissory notes in the aggregate principal amount of $4,195,000 and warrants to acquire 3,632,035 shares of the Company’s common stock at an exercise price of $0.508 per share.  The notes accrue interest at the rate of 7% per annum, payable semi-annually, and are convertible into shares of the Company’s common stock at the rate of $0.462 per share.  If the aggregate principal amount owing under the notes is converted, the Company will issue 9,080,087 shares of its common stock.  If the notes are not converted, all principal and accrued but unpaid interest will be due October 28, 2007.  The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment.  The Company does not currently intend to pay accrued interest with shares of its common stock.

The investor warrants expire on October 28, 2009. The Company may call the investor warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants.

As placement agent for the Company, at closing Wainwright was paid a cash commission of approximately $281,000 and issued warrants to acquire 1,233,334 shares of the Company’s common stock at $0.508 per share.  These warrants expire on October 28, 2009.  In addition, Wainwright will be paid approximately $28,000 in the aggregate if all of the investor warrants are exercised.

The Company also is required to file a registration statement providing for the resale of the shares issued upon the conversion of the notes and the exercise of the warrants.

Incorporated herein by reference are the following: Purchase Agreement (Exhibit 10.1), Registration Rights Agreement (Exhibit 10.2), form of convertible note (Exhibit 10.3), and form of investor warrant (Exhibit 10.4). The respective description of the Purchase Agreement, the Registration Rights Agreement, the form of convertible note and the form of investor warrant contained herein is qualified in its entirety by the respective terms of the each agreement incorporated herein by reference. A copy of the press release announcing the financing is furnished as Exhibit 99.1 and is incorporated herein by reference.

***

Note: The information contained in Exhibit 99.1shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.      Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1	Note and Warrant Purchase Agreement dated October 28, 2004 among Communication Intelligence Corporation and the Purchasers identified therein
Exhibit 10.2	Registration Rights Agreement dated October 28, 2004 among Communication Intelligence Corporation and the parties identified therein
Exhibit 10.3	Form of Convertible Promissory Note issued by Communication Intelligence Corporation
Exhibit 10.4	Form of Warrant issued by Communication Intelligence Corporation
Exhibit 99.1	Press Release dated November 3, 2004 announcing closing of financing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2004	Communication Intelligence Corporation

		By:	/s/ Frank Dane
Frank Dane
Chief Financial and Legal Officer

Exhibit Index

Exhibit	Description

Exhibit 10.1	Note and Warrant Purchase Agreement dated October 28, 2004 among Communication Intelligence Corporation and the Purchasers identified therein

Exhibit 10.2	Registration Rights Agreement dated October 28, 2004 among Communication Intelligence Corporation and the parties identified therein

Exhibit 10.3	Form of Convertible Promissory Note issued by Communication Intelligence Corporation

Exhibit 10.4	Form of Warrant issued by Communication Intelligence Corporation

Exhibit 99.1	Press Release dated November 3, 2004 announcing closing of financing